PRELIMINARY OFFERING CIRCULAR DATED DECEMBER 10, 2018

Fifteen Five Partners PBC

901 Crystal Falls Parkway, Suite 207
Leander, Texas 78641
Tel: (512) 826-7355

www.fifteenfivepartners.com

Up to 250,000 shares of Class A Common Stock
See “Securities Being Offered” at page 36

Minimum Investment: 100 shares ($100.00)

Class A Common Stock	Price per Share to the Public	Total Number of Shares Being Offered	Proceeds to Issuer before Expenses*
Total Minimum:	$1.00	250,000	$250,000

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the Company in its sole discretion. The offering is being conducted on a best-efforts basis without any minimum target. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company.

* The company expects that the amount of expenses it will pay in connection with this offering will be approximately $20,000, not including state filing fees.

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THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 3.

Sales of these securities will commence on approximately [            ], 2018.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

A Message from our Founder

“An Owner’s Manual” for Fifteen Five Stockholders1

Fifteen Five Partners is not a normal company and will never be one. We want all of our stockholders to understand this. Before investing, it would be wise to understand our eight owner-related principles and beliefs. These will help you to understand us more and understand your potential investment.

  We are different: We are often unconventional. We seek to ask different questions that yield different answers. An example of this is our decision to become a public benefit corporation, which means we have a fiduciary responsibility to not only our stockholders, but also to the public benefits defined in our charter.
  We dream big2: We believe that capitalism mixed with the legal framework of public benefit corporations, and with the right mission, has the potential to create a Captopia.3 We believe that we can change the world with our dream. To track the progress of our dream and to grade my results, we will track three things: (i) our growth in book value per share relative to such growth for the S&P 500, (ii) our growth in book value per share relative to the growth of Berkshire Hathaway’s book value per share over the period from 1965 to 2014, and (iii) our growth in share price relative to the company with the highest share price growth of any company traded on a U.S. stock exchange or OTC market over the period from 2019 to 2069. A wise man once said, “If you ain’t first, you’re last.”4 Over time, we will provide updates to our stockholders regarding our progress toward this goal; those three variables will serve as a “pace car” to motive your management to improve results.
  We strive to be a museum for great businesses and exceptional people: As a holding company for several wholly-owned subsidiaries, we have no desire to sell any of our good businesses, regardless of price. For companies that we sponsor via a private equity arrangement, the story is different due to the nature of that business. We also are reluctant to sell our wholly-owned mediocre businesses as long as they generate some cash for allocation in other great businesses. The same goes for people. For exceptional people we will never engage in layoffs to hit profitability numbers. We also have unique raise and bonus protocols that could result in some individuals making a much higher than market salary based on the number of people they have helped develop. We will continue to honor those commitments to those that helped us achieve our results. We will also strive to be the most logical choice for business owners looking to transition ownership of their businesses. With us, your business will be treated like a work of art. We will create an exhibit hall in our museum that is dedicated to their work of art. Your business is in safe hands with us and we would even love to have you continue to lead it and finish the painting you started.

1 The concept of “An Owner’s Manual” was inspired by Warren Buffett’s letters to the stockholders of Berkshire Hathaway in the company’s annual reports.
2 Renowned investor Jorge Paulo Lemann said, “a big dream does not take any more effort than a small dream, so dream big.”
3 A Captopia is a utopian society produced by benefit capitalism.
4 Reese Bobby, Talladega Nights: The Ballad of Ricky Bobby (2006).

  We think long-term: We have no desire to manage results for short-term gain. We will strive to think in decades and centuries rather than quarters and years. As for stock performance, we should be judged over 20-year periods. We think we should be judged on performance for book value per share over 10-year periods. And both of these metrics should be compared against the S&P 500 index. Since our focus is on the long-term, we do not see any benefit in trying to smooth out earnings or win favor with financial analysts. We will not participate in earning guidance or analysts calls. We will, however, communicate with our stockholders twice per year: first in a letter like this contained in our annual report, and again at our annual stockholders’ meeting.
  We have multiple stakeholders: We are partners with our team members, stockholders, current society, and future society. We will strive to align the interests of our stockholders with the interests of our team while benefiting society.
  We don’t like debt, but we love leverage: We want to use modest amounts of debt. You might be asking, “why do you love leverage?” Let me explain: we believe in an equation for wealth, which is W = (V + E) × L, where W is wealth, V is Value, E is Exchange, and L is leverage.5 To understand this equation, you first have to get a mental picture in your mind. Picture a river of money. Right now, there are millions of dollars floating around the world in different streams and rivers. You don’t make money, you redirect that flow to you. Water obeys physics and with water, it travels when there is a height differential, and the bigger the height differential the faster the water moves. Money is no different, and it flows fast when there is a value differential, the bigger the differential, the faster the flow. Value differential could be many things and they could include a new innovation, cost, speed, be faster, bigger, etc. The exchange is getting fair compensation for the value you have created and the process of putting your value out into the world. The leverage in the equation represents the width/depth of the river, so the wider the river the more money it can flow. Leverage is many things. It can represent, money, locations, people, systems, etc. This is why we love it. We will strive to increase these forms of leverage.
    a. Multiple forms of float: While there are other forms of business float that we will pursue, insurance is the largest. We have zero experience in the insurance industry, however we will want to enter it at some point in the future. While we are lacking experience and also knowledge, we believe that we do possess some competitive advantages in the field, including:
      We believe there is an institutional imperative in the industry to grow premiums on a year over year basis.
      We believe an insurance company in a conglomerate corporate structure provides some unique benefits to a capital allocator.
      We believe that there is some innovation that could happen leveraging big analytics, IoT, and also long-tail targeting methods.

5 See Roger Hamilton, “The Wealth Equation,” available at https://youtu.be/Px3LdU9pytY, and Rob Moore, “The Formula for Wealth,” available at https://robmoore.com/blog/wealth-value-exchange-x-leverage. To my knowledge, Hamilton originally developed the formula as W = V × L, and Moore later modified it to include the exchange factor E.

    Assets Under Management (“AUM” or “other people’s money”): If you believe that ideas are abundant, and there is a push to develop more leaders, it makes sense to combine capital allocated for M&A with OPM. We have zero AUM now but like the economics of the private equity, independent sponsor, and private investment firm industry and may pursue it one day.
    Deferred Tax Liabilities (DTLs): We view DTL as a form of float. When we can get an interest free loan from Uncle Sam, we will do this.
    Leadership Bench:
      Part of the mandate to increase AUM is so that we can spread our capital out more broadly to help attract more talent and to develop more leaders. We believe that our leadership bench is the most important KPI. No organization can grow faster, sustainably over time, than at the rate they develop cohesive, healthy leadership teams.
      Exceptional people are the only long-term competitive advantage in business. Growing our leadership bench is our most important mandate. We will make capital allocation decisions and set goals to achieve this.
    Business Models, Systems, and Automation: We will strive to invest in non-capital-intensive ventures that have the ability to grow 10x in intrinsic value with minimal capital expenditures. We also believe in the power of systems and the opportunity that automation gives business. With people, we want to look for “Air Distillers”—people that can make money out of thin air. Let me explain. The way argon, nitrogen, and oxygen are made is by a process called fractional distillation.6 It’s a fairly complicated process, but to a chemist it’s very easy. An air distiller with the right equipment can produce virtually unlimited amounts of those different gases which could be resold and thus create money out of thin air. The rate limiting factor is the chemist and the equipment. Having air distillers on our team that can be deployed in a number of businesses gives the Company a competitive advantage as it can leverage these individuals in high ROE ventures. We want to connect the right chemists (or leaders) to the right equipment so we can make money out of thin air.
  We believe in a modified, decentralized conglomerate structure: We believe that a decentralized management structure in a conglomerate holding company can work in the short-term. Over the course of many decades, we believe that it is unlikely to outperform the market. We believe that having shared service companies that operate as independent businesses, that are all related to multiple consulting groups, could provide the advantages of a decentralized management structure while also giving leaders the fire power and domain expertise to compete in our fast-changing world.
  Our long-term stockholder economic goal is to maximize Fifteen Five’s average annual gain in intrinsic business value on a per-share business on a long-term basis: We will strive to not issue stock when it does not increase the intrinsic per-share value, whether it is for a merger or acquisition, raising capital, or an employee stock plan.

–Thomas Ince, CEO

6 Fractional distillation is a process of heating air to 200 degrees Celsius, which then liquefies the air. After that the liquid is heated up slowly and there is a process of capturing the different gases as they each have different boiling points.

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In this Offering Circular, the terms “Fifteen Five,” “we,” “us,” “our,” and “the Company” refer to Fifteen Five Partners PBC.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, WORDS LIKE “ESTIMATE,” “PROJECT,” “BELIEVE,” AND “EXPECT” CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

Company Overview

We are a public benefit corporation headquartered in Texas. We own and operate affordable, hands-on vocational schools for medical and dental assistants. We have developed a unique approach by partnering with area physicians and dentists to conduct classes in their actual medical and dental facilities on nights and weekends. By leveraging existing facilities in this manner, we offer more attractive classes to students than our traditional competitors in the for-profit education industry and with lower cash outlays and other overhead costs.

In addition to our vocational training business, we also operate several other lines of business through various wholly- and partially-owned subsidiaries. While these businesses are largely distinct, they can also present opportunities for synergy. Fifteen Five’s role as the parent company of these subsidiaries is to (a) identify and implement such synergies when they exist and (b) strategically allocate capital generated by each subsidiary to other subsidiaries within the Fifteen Five ecosystem in order to maximize our stockholder value.

As a public benefit corporation (a “PBC”), we have a legal obligation to promote a public benefit and operate in a responsible and sustainable manner. Our specific public benefit, as defined in our Company’s charter, is the contribution of 10 percent of our net income to the formation, financing, support or promotion of other public benefit corporations that have been selected by our board of directors and focus on improving “Level 1” and “Level 2” needs described by Maslow’s hierarchy of needs. Unlike traditional corporations, (a) our managers have a fiduciary duty to consider not only the stockholders’ interests, but also the Company’s specific public benefit and the interests of other stakeholders affected by the Company’s actions, (b) our stockholders (provided they individually or collectively own at least two percent of the Company’s outstanding shares) can file a derivative lawsuit claiming our board of directors failed to balance stockholder and public benefit interests and (c) our directors are shielded from liability under state law for breach of these fiduciary obligations as long as they make informed and disinterested decisions that serve a “rational purpose.”

Selected Risks Associated with the Business

Our Company and our business are subject to a number of risks, which are set out in more detail in “Risk Factors.” Risks include the following:

  The emergence of more successful competitors, including those offering price reductions that we are unwilling or unable to match;
  Adverse publicity, investigations, or regulation regarding us, our competitors, or our industry;
  A decline in the market acceptance of for-profit education or our certificate offerings by students or current and prospective employers; and
  Our ability to successfully market our program opportunities to prospective students in existing and future markets.

The Offering

Securities offered

Maximum of 250,000 shares of Class A Common Stock

Minimum investment

The minimum investment in this offering is $100, or 100 shares of Class A Common Stock

Common Stock outstanding before the offering

0 shares of Class A Common Stock 100 shares of Class F Common Stock 564,000 shares of Class P Common Stock

Preferred Stock outstanding before the offering

None

Common Stock outstanding after the offering (assuming a fully-subscribed offering)

250,000 shares of Class A Common Stock 100 shares of Class F Common Stock 564,000 shares of Class P Common Stock

Common Stock outstanding after the offering (assuming a fully-subscribed offering and in which all holders of Class F Common Stock and Class P Common Stock convert to Class A Common Stock)

814,100 shares of Class A Common Stock

Use of proceeds

The net proceeds of this offering will be used to fund investment and expansion opportunities, as well as for general business purposes. See “Use of Proceeds” for more detailed information.

RISK FACTORS

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and even natural disasters. Additionally, growth-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Business and Industry

We require highly-qualified personnel to manage and operate our various schools.

In our decentralized business model, we rely on qualified and competent management to direct day-to-day business activities of our schools. These programs also rely on qualified and competent personnel to execute the in-class training and oversight needed to serve our students. Changes in state regulations, training requirements and the unavailability of qualified personnel could negatively impact our schools’ ability to meet the needs of students and fulfill school functions. Recruiting and retaining qualified personnel is important to all of our operations.

Although we have adequate personnel for the current business environment, unpredictable increases in demand for goods and services may exacerbate the risk of not having sufficient numbers of trained personnel, which could have a negative impact on our operating results, financial condition and liquidity.

To execute our growth strategy, we must attract and retain highly qualified faculty, administrators, management and skilled personnel. Competition for hiring these individuals is intense, especially with regard to faculty in specialized areas. If we fail to attract new skilled personnel or faculty or fail to retain and motivate our existing faculty, administrators, management and skilled personnel, our business and growth prospects could be severely harmed.

Our unique business model may expose us to greater a risk of liability for property damage and injury.

Because the majority of our school locations are located far from our corporate headquarters, and instruction frequently occurs in high-value dental and medical practices, corporate management is not able to provide daily oversight and control over all of our employees. If one of our employees damages a practice or its equipment, the Company could be liable for damage to these high-value practices, including reimbursement for the cost of repairs, replacement of equipment, lost profits for the practice, lost wages for the practice’s employees, and other special damages.

Since our locations are located in dental and medical practices, there is a risk an employee or student could discover protected health information belonging to a patient and/or be exposed to health hazards from the practices’ patients. An unauthorized discovery of protected health information could violate the Health Information Portability and Accountability Act and subject the practice to significant fines and penalties, and the practice could seek indemnification from us to reimburse these fines and penalties. In the event of an exposure of health hazards from patients, we could be liable for damages suffered by our students or employees.

We are dependent on the services a few key personnel.

Major investment decisions and all major capital allocation decisions are made by Thomas Ince, our President, CEO and sole Director. If the services of our key personnel, particularly Mr. Ince, were to become unavailable, our operations could be adversely impacted.

In addition to serving as our CEO, Mr. Ince is also the CEO of Vandelay Education, LLC (“Vandelay”), one of our wholly-owned subsidiaries and the primary source of our revenue. While having a single executive simultaneously fill both these roles is currently feasible, it is not sustainable over the long-term as our other portfolio companies grow. We will need to develop a succession plan for Vandelay, the result of which could hinder operating results.

Our future success depends, in part, on our ability to attract and retain key personnel. The loss of the services of Mr. Ince or other key individuals, and the process to replace these individuals would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

If we fail to comply with the extensive regulatory requirements for our business, we could face penalties and significant restrictions on our operations.

We are subject to extensive and various regulation by the education regulatory agencies for each state in which we do business. These state laws typically establish standards for instruction, qualifications of faculty, administrative procedures, marketing, recruiting, financial operations, and other operational matters. The regulations, standards and policies of these administrative agencies cover the vast majority of our operations, including our educational programs, facilities, instructional and administrative staff, administrative procedures, marketing, recruiting, financial operations and financial condition. (In addition, the U.S. Department of Defense regulates our participation in the military spouse tuition assistance program in several locations where we choose to participate.)

These regulatory requirements can also affect our ability to add new or expand existing educational programs and to change our corporate structure and ownership If we fail to comply with state requirements to obtain licensure or authorization, we may be the subject of injunctive actions or penalties. Loss of licensure or authorization or the failure to obtain required licensures or authorizations could prohibit us from recruiting or enrolling students in certain states, reduce significantly our enrollments and revenues and have a material adverse effect on our results of operations. In particular, the majority of our schools have been approved by the Texas Workforce Commission, but any changes to the approval and re-licensure of these schools could lead to material harm to our Company.

We may be subject to additional regulation by state and federal agencies, and potential legislation or regulation could change the dynamics of our business and industry.

Our medical and dental assistant programs may become subject to additional state and federal regulation. This additional regulation could require us to expand student services, be subject to additional state reporting requirements, inhibit prospective students from obtaining loans to finance their attendance, or impose other regulatory requirements that could significantly increase the operational and legal cost of compliance.

It is possible that, in the future, the federal government may directly subsidize or even pay for post-secondary education, which would provide students with the ability to attend accredited schools that offer longer, more expensive programs at a reduced or eliminated cost. This may decrease the demand for our industry’s services.

Other future regulation involving issues such as consumer protection, mobile communications, privacy, data protection, electronic communications, pricing and taxation may increase our costs or risks, which could reduce our profitability and/or impede our growth.

Some states may require programs be accredited to operate, which would prevent our programs from being offered in those states.

Several states require vocational schools to be accredited by an accrediting agency recognized by the U.S. Department of Education in order to be licensed by the state and operate under our current model. Since our programs are unaccredited, this prohibits us from expanding into those states. If more states adopt this standard, it would further inhibit our ability to expand to additional markets and could compel us to exit certain states.

Some states also have accreditation requirements unique to specific programs or vocations. For example, Minnesota requires dental assistants attend an accredited dental assistant program in order to receive a radiology certification. However, there is no corresponding accreditation standard for medical assistant programs in Minnesota. States that adopt specific standards similar to Minnesota could bar one or both of our programs from entering, or continuing to operate in, those states.

The trend in municipalities adopting employee protective ordinances may impose increased operational and compliance costs on us.

Many cities across the country are adopting local ordinances that create new workers’ rights ordinances that may impact our business. These new ordinances include new anti-discrimination rules, minimum wage rates, guaranteed paid medical or family leave or vacation time, and predictive scheduling. Almost all of our instructors are currently part-time employees and, per Company policy, do not receive paid medical leave or vacation time. Many cities and states in which we are currently, or plan to be, operating require may require us to offer additional benefits to these part-time employees. This would increase not only payroll costs, but also other legal, accounting and administrative costs as we attempt to comply with these new mandates.

If our competitors are subject to further regulatory claims and adverse publicity, it may affect our industry and reduce our future enrollment.

We are one of a number of for-profit institutions serving the post-secondary education market. In recent years, regulatory investigations and civil litigation have been commenced against several companies that own for-profit educational institutions. These investigations and lawsuits have alleged, among other things, deceptive trade practices and non-compliance with state regulations. These allegations have attracted adverse media coverage and have been the subject of federal and state legislative hearings. The primary regulation and oversight of our courses occur at the state level. We are not regulated by the U.S. Department of Education and do not participate in federal student lending programs or receive federal funding pursuant to Title IV of the Higher Education Act of 1965, as amended (“Title IV”).

Nevertheless, while most recent public, regulatory and legislative attention has centered on allegations against specific companies, broader claims against the overall for-profit school sector may negatively affect public perceptions of other for-profit educational institutions, including Vandelay, which could reduce our enrollment, growth and profitability. Adverse media coverage regarding other companies in our industry could also result in increased regulation by state legislatures, litigation by state attorneys general, or enforcement by other state and federal authorities again all for-profit institutions, including us.

Because we are subject to sanctions if we fail to calculate correctly and return timely refunds for students who stop participating before completing their educational program, our future operating results may be adversely affected. Due to potential new regulation or legislative action on this topic, our future costs of compliance may increase.

We must correctly calculate the amount of unearned funds that have been paid by students who withdraw from their educational programs before completion and must return those unearned funds in a timely manner, generally within 60 days or less after the student’s last date of attendance. We must keep accurate records of each student’s attendance. Each state we operate in has unique refund calculation rules that we must follow whenever we are computing a refund. This complexity increases our cost in ensuring full compliance. Under state regulations, late return of student refunds for any student causes us to incur significant penalties, starting on the day the refund is late and continuing until the refund is properly issued. This penalty rate may change annually in a state. If we fail to provide an accurate refund in a timely manner, we could ultimately owe an amount several times larger than what the student originally paid, in addition to any fines or other penalties that may be assessed by a state regulator. This may have an impact on our systems, our future operations and cash flows.

If state legislatures or education regulatory agencies change these rules, changes would likely be drafted in favor of students. This would increase our costs, both in the amount of refunds owed to withdrawing students and the compliance costs associated with these changes.

Investigations by state attorneys general and governmental agencies regarding relationships between loan providers and educational institutions and their financial aid officers may result in increased regulatory burdens and costs.

In recent years, the student lending practices of post-secondary educational institutions, financial aid officers and student loan providers were subject to several investigations conducted by state attorneys general, Congress and other governmental agencies. These investigations concern, among other things, possible deceptive practices in the marketing of private student loans and loans provided by lenders pursuant to consumer protection statutes and state education laws. While we do not currently have contractual relationships with any lenders, we may enter into such arrangements in the future in order to offer new payment options to students. These relationships would require compliance with state and federal laws. Some state legislatures have recently passed or considered new legislation governing the relationships between lenders and institutions. Because of the evolving nature of these legislative efforts and various inquiries and developments, we are unable to predict with certainty their outcome or the potential remedial actions that might result from these types of inquiries. Governmental action may impose increased administrative and regulatory costs and decrease profit margins.

If we pay impermissible commissions, bonuses or other incentive payments to individuals involved in recruiting, admissions or financial aid activities, we will be subject to sanctions.

Many states have regulations limiting or prohibiting commissions, bonuses or other incentive payments to individuals in recruiting, admissions, or financial aid activities. These are typically aimed at “head hunting” bonuses, where an incentive is offered for each prospective student who enrolls in a program. If we pay a bonus, commission or other incentive payment in violation of applicable state rules, we could be subject to sanctions, fines, and other penalties, which could have a material adverse effect on our business.

If our student job placement numbers fail to meet required levels, we may lose eligibility for a school to continue to operate.

Some state regulations provide that a school’s license terminates when historical job rates reach below a certain level in a certain single- or multi-year period. In the event that one of our schools fails to reach certain job thresholds, we may have to close that school down or develop a remediation plan to present to the state, which could change current enrollment numbers.

If we fail to comply with the state misrepresentation rules, it could result in sanctions against us.

The state regulators and attorneys general may take action against an institution in the event of a material misrepresentation by the institution concerning the nature of its educational programs, its financial charges, its accreditation or licensure status, or the employability of its graduates. Under many state regulations, an institution engages in material misrepresentation when the institution itself, one of its representatives, or an organization or person with which the institution has an agreement to provide educational programs, marketing, advertising, or admissions services, makes a material misrepresentation directly or indirectly to a student, prospective student or member of the public, or to an accrediting agency or a state agency. The regulations define misrepresentation as any false, erroneous or misleading statement, and they define a misleading statement as any statement that has the likelihood or tendency to deceive or confuse. The regulations define material misrepresentation as any misrepresentation on which the person to whom it was made could reasonably be expected to rely, or has reasonably relied, to the person’s detriment. If a state agency determines that an institution has engaged in material misrepresentation, the state agency may revoke an institution’s license, impose limitations on an institution’s recruiting efforts, deny new licensure applications made on behalf of the institution or another institution under common ownership with the institution, or initiate a proceeding against the institution to fine the institution or to limit, suspend or termination of the institution’s license. We expect that there could be an increase in our industry of administrative actions and litigation claiming substantial misrepresentation, which at a minimum would increase legal costs associated with defending such actions, and as a result our business could be materially and adversely affected.

We have a limited operating history.

Our limited operating history makes evaluating the business and future prospects difficult and may increase the risk of your investment. While we have been operating schools since 2010, we have only significantly expanded the size of the Company since 2016. Therefore, the effects on the Company from changes in the vocational education market and the overall economy may be difficult to predict.

If we cannot manage our growth, our results of operations may suffer and could adversely affect our ability to comply with state regulations.

The growth that we have experienced since 2011, as well as future growth, may place a significant strain on our resources and increase demands on our management information and reporting systems and financial management controls. We have experienced growth over the last several years. Assuming we continue to grow as anticipated, it may impact our ability to manage our business. If growth negatively impacts our ability to manage our business, the learning experience for our students could be adversely affected, resulting in a higher rate of student attrition and fewer student referrals. If we are unable to manage our growth, we may also experience operating inefficiencies that could increase our costs and adversely affect our profitability and results of operations.

Because our business model is becoming more prolific in the national market, there is a risk of other entities duplicating it in part or in whole, creating more competition in our marketplace.

If companies begin to duplicate our business model, this could serve as a new competition source that could possibly materially harm our business.

We compete and market for the same student that larger for-profit schools and public and private schools compete for. With more competition, this may materially harm our business.

Postsecondary education is highly fragmented and competitive. We compete with traditional, brick-and-mortar, public and private, two- and four-year colleges as well as other for-profit schools, particularly those that offer online learning programs. Public and private colleges and universities, as well as other for-profit schools, offer programs similar to those we offer. Public institutions receive substantial government subsidies, and public and private institutions have access to government and foundation grants, tax-deductible contributions that create large endowments and other financial resources generally not available to for-profit schools. Accordingly, public and private institutions may have instructional and support resources that are superior to those in the for-profit sector. In addition, some of our competitors, including both traditional colleges and universities and online for-profit schools, have substantially greater name recognition and financial and other resources than we have, which may enable them to compete more effectively for potential students.

We may not be able to compete successfully against current or future competitors and may face competitive pressures including price pressures that could adversely affect our business or results of operations and reduce our operating margins. These competitive factors could cause our enrollments, revenues and profitability to decrease significantly.

If the demand for the medical or dental assistant workforce decreases, our business will be adversely affected.

The education of medical and dental assistants comprises the vast majority of our Company’s current revenue and recent growth. If the demand for medical or dental assistants does not continue to grow, or there are changes within the healthcare industry that make the medical or dental assistant occupation less attractive to learners or that make the occupations obsolete, our enrollment and results of operations would be adversely affected.

In the event that we are unable to update and expand the content of existing programs and develop new programs and specializations on a timely basis and in a cost-effective manner, our results of operations may be harmed.

The updates and expansions of our existing programs and the development of new programs and specializations may not be accepted by existing or prospective students or employers. If we cannot respond to changes in market requirements, our business may be adversely affected. Even if we are able to develop acceptable new programs, we may not be able to introduce these new programs as quickly as students require or as quickly as our competitors introduce competing programs. To offer a new academic program, we may be required to obtain additional state and accrediting agency approvals, which may be conditioned or delayed in a manner that could significantly affect our growth plans. If we are unable to respond adequately to changes in market due to financial constraints, regulatory limitations or other factors, our ability to attract and retain students could be impaired and our financial results could suffer.

Establishing new academic programs or modifying existing programs may require us to make investments in management and faculty, incur marketing expenses and reallocate other resources. If we are unable to increase the number of students, or offer new programs in a cost-effective manner, or are otherwise unable to manage effectively the operations of newly established academic programs, our results of operations and financial condition could be adversely affected.

Because our future growth and profitability will depend in large part upon the effectiveness of our marketing and advertising efforts, if those efforts are unsuccessful, we may not be profitable in the future.

Our future growth and profitability will depend in large part upon our media performance, including our ability to:

  Grow our medical and dental assistant programs;
  Create greater awareness of our school and our programs;
  Identify the most effective and efficient level of spending in each market and specific media vehicle;
  Determine the appropriate creative message and media mix for marketing expenditures; and
  Effectively manage marketing costs (including creative and media).

Our marketing expenditures may not increase revenue or generate sufficient levels of brand name and program awareness.

If we experience interruptions to our technology infrastructure, it could prevent students from signing up for courses, have a material adverse effect on our ability to attract and retain students and/or require us to incur additional expenses to correct or mitigate the interruption.

Our computer networks may be vulnerable to unauthorized access, hackers, viruses or other security problems. A user who circumvents security measures could misappropriate proprietary information, personal information about our students or cause interruptions or malfunctions in operations. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches.

Although our management has successfully implemented a weekly payment plan business model, it may not be successful long-term.

We have developed a weekly payment plan model designed to substantially increase our student enrollment and reduce or eliminate our students’ education debt. While results to date have been as anticipated, there are no assurances that this model will continue to be successful. Among the risks are the following:

  Our ability to compete with existing colleges which have substantially greater financial resources, deeper management and academic resources, and enhanced public reputations;
  The emergence of more successful competitors;
  Our marketing costs and effectiveness, like Internet advertising and broad-based branding campaigns;
  Performance problems with our online systems;
  Student dissatisfaction with our services and programs;
  Adverse publicity regarding us, our competitors or online or for-profit education generally;
  A decrease in the perceived or actual economic benefits that students derive from our programs;
  Potential students may not be able to afford the weekly payments; and
  If our weekly payment plan does not maintain popularity with students, our revenues may not increase.

If our online computer network systems are disrupted, it could impact our ability to generate revenue, damage our reputation, or limit our ability to attract and retain students.

Since early 2011, we have made investments to update our computer network to permit accelerated student enrollment and enhance our students’ learning experience. Our programs include significant online portions, including the schools’ phones, student enrollment, student homework assignments, and student files. The performance and reliability of our technology infrastructure is critical to our reputation and ability to attract and retain students. Any system error or failure, or a sudden and significant increase in bandwidth usage, could result in the unavailability of our services, damaging our reputation and could cause a loss in enrollment. Our technology infrastructure could be vulnerable to interruption or malfunction due to events beyond our control, including natural disasters, terrorist activities and telecommunications failures.

If we or our service providers are unable to update the technology that we rely upon to offer online education, our future growth may be impaired.

We believe that continued growth will compel our service providers to increase the capacity and capabilities of their technology infrastructure, which in turn requires investment of labor and capital. There is no assurance that, even with sufficient investment, their systems will be scalable to accommodate our future growth. Our service providers may also need to invest labor and capital resources to update their technology in response to competitive pressures in the marketplace. If they are unwilling or unable to increase the capacity of their resources or update their resources appropriately and we cannot switch service providers efficiently, our ability to grow and attract or retain students, and our financial condition and results of operations, could be adversely affected.

Because we rely on third parties to provide services in running our operations, if any of these parties fail to provide the agreed services at an acceptable level, it could limit our ability to provide services and/or cause student dissatisfaction, either of which could adversely affect our business.

We rely on third parties to provide us with services in order for us to efficiently and securely operate our business, including our computer network, phone system, and the courses we offer to students. Any interruption in our ability to obtain the services of these or other third parties or deterioration in their performance could impair the quality of our educational product and overall business. Generally, there are multiple sources for the services we purchase. Our business could be disrupted if we were required to replace any of these third parties, especially if the replacement became necessary on short notice, which could adversely affect our growth and profitability.

Because we rely on third-party administration and hosting of learning management system software for the online portions of our programs, if that third-party were to cease to do business or alter its business practices and services, it could have an adverse impact on our ability to operate.

We currently use third parties to provide the software that manages our LMS, phone systems, enrollment process, student files, student portal, instructor portal and other essential Company processes. We further rely on third parties and our internal staff for ongoing support and customization and integration of the system with the rest of our technology infrastructure. If any one of our service providers were unable or unwilling to continue to provide us with service, we may have difficulty maintaining the software required for our program or updating it for future technological changes. Any failure to maintain the online portion of our programs would have an adverse impact on our operations, damage our reputation and limit our ability to attract and retain students.

If we are unable to develop awareness of our course offerings and attract and retain high quality learners to our schools, our ability to generate significant revenue or achieve profitability will be significantly impaired.

Building awareness of Vandelay schools and the programs we offer among working adult professionals is critical to our ability to attract prospective learners. If we are unable to successfully market and advertise our educational programs, our ability to attract and enroll prospective learners in such programs could be adversely affected, and consequently, our ability to increase revenue or achieve profitability could be impaired. It is also critical to our success that we convert these prospective students to enrolled students in a cost-effective manner and that, once enrolled, students remain active in our programs. Some of the factors that could prevent us from successfully enrolling and retaining students in our programs include:

  The emergence of more successful competitors, including those offering price reductions that we are unwilling or unable to match;
  Factors related to our marketing, including the costs of Internet advertising and broad-based branding campaigns;
  Performance problems with our online systems;
  Failure to maintain licensure;

  Student dissatisfaction with our services and programs, including with our customer service and responsiveness;
  Adverse publicity, investigations, or regulation regarding us, our competitors, or our industry;
  A decline in the acceptance of for-profit education or our certificate offerings by students or current and prospective employers;
  Increased regulation of for-profit education, including in states where we lack a physical presence;
  A decrease in the perceived or actual economic benefits students derive from our programs; and
  Difficulties in executing on our strategy as a preferred provider to employers for the vertical markets we serve.

Changes to Google and Facebook marketing algorithms might materially harm our business.

We rely on various Facebook and Google marketing methods to reach prospective students. Thus, changes to their targeting criteria or organic SEO algorithms may harm our business.

Because we rely on short-term lease agreements for our school locations, we are at risk for cancellations of our lease agreements.

Our schools are primarily hosted in medical and dental offices at times when the offices are not in use, usually on Saturdays. In the event that a lease contract is terminated and we cannot find a suitable replacement office for our school, we may experience reduced enrollment or even closure of that school.

Because the personal information that we and our vendors collect may be vulnerable to breach, theft or loss, occurrence of any of these events could adversely affect our reputation and operations.

Possession and use of personal information in our operations subjects us to risks and costs that could harm our business. We use a third-party vendor to collect and retain large amounts of personal information regarding our students and their families, including social security numbers, personal and family financial data, and credit card numbers. We also collect and maintain personal information of our employees in the ordinary course of our business. Some of this personal information is also held and managed by other of our vendors. Errors in the storage, use or transmission of personal information could result in a breach of student or employee privacy. Possession and use of personal information in our operations also subjects us to legislative and regulatory burdens that could require notification of data breaches, restrict our use of personal information, and cause us to incur liability and damage our reputation. We cannot guarantee that there will not be a breach, loss or theft of personal information that we store or our third parties store. A breach, theft or loss of personal information regarding our students and their families or our employees that is held by us or our vendors could have a material adverse effect on our reputation and results of operations and result in liability under state and federal privacy statutes and legal or administrative actions by state attorneys general, private litigants, and federal regulators, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are unable to protect our intellectual property, our business could be harmed.

In the ordinary course of our business, we develop intellectual property subject to copyright, trademark, service mark, trade secret or other protections. This intellectual property includes but is not limited to courseware materials, business know-how and internal processes and procedures developed to respond to the requirements of operating and various education regulatory agencies. We rely on a combination of copyrights, trademarks, service marks, trade secrets, domain names, agreements and registrations to protect our intellectual property. We rely on service mark and trademark protection in the United States to protect our rights to the mark “VandelayEducation” as well as distinctive logos and other marks associated with our services. We rely on agreements under which we obtain rights to use course content developed by faculty members and other third-party content experts. We cannot guarantee that the protective measures we take will be adequate or that we have secured, or will be able to secure, all necessary protections for all of our proprietary rights in the United States. We also cannot guarantee that third parties will not infringe upon or violate our proprietary rights or that we will always prevail in legal disputes over these rights.

Despite our efforts to protect these rights, unauthorized third parties may attempt to duplicate or copy the proprietary aspects of our curricula, online resource material and other content, and offer competing programs to ours. In particular, third parties may attempt to develop competing programs or duplicate or copy aspects of our curriculum, online resource material, quality management and other proprietary content. Any such attempt, if successful, could adversely affect our business. Protecting these types of intellectual property rights can be difficult, particularly as it relates to the development by our competitors of competing courses and programs.

If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses and pay substantial damages.

Third parties may claim that we are infringing or violating their intellectual property rights. Any such claims could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using our intellectual property that may be fundamental to our business. Even if we were to prevail, any litigation regarding the intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

If we incur liability for the unauthorized duplication or distribution of class materials posted online during our class discussions, it may affect our future operating results and financial condition.

If our faculty members or students post certain third-party content on class discussion boards, we could incur liability for the unauthorized duplication or distribution of this material posted online for class discussions. Third parties may raise claims against us for the unauthorized duplication of this material. Any such claims could subject us to costly litigation and impose a significant strain on our financial resources and management personnel regardless of whether the claims have merit. As a result, we may be required to alter the content of our courses or pay monetary damages.

New Technology may harm our business and may lead to disruption.

Augmented Reality (AR), Mixed Reality (MR) and Virtual Reality (VR) have potential to disrupt the education market and materially harm our business.

Risks Related to Your Ownership of Our Stock

Terms of subsequent financings may adversely impact your investment.

We may engage in equity, debt, or preferred stock financing in the future in order to raise additional capital. Your rights and the value of your investment could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock, or other classes of common stock, with terms more favorable than our Class A Common Stock qualified by this Offering, could be issued.

Because of our unique classes of stock, members of our management are able to exert disproportionate control.

As discussed in “Securities Being Offered,” we currently have three classes of Common Stock. Holders of Class A and Class P Common Stock are entitled to one vote per such share owned, while Class F Common Stock entitles its holder to 10 million votes per share. As of November 30, 2018, Thomas Ince, our President, CEO and sole Director, owns 100 shares of Class F Common Stock and 500,000 shares of Class P Common Stock. Thus, even if this offering is fully subscribed, Mr. Ince will possess sufficient voting power to control all matters requiring stockholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing our change in control and might affect the value of our Class A Common Stock.

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our stock:

  Our failure to generate increasing material revenues;
  Our failure to maintain profitability or continue positive adjusted earnings;
  A decline in our growth rate including new student enrollments and class starts;
  Our failure to raise working capital, if required;
  Our public disclosure of the terms of any financing which we consummate in the future;
  Disclosure of the results of our monthly payment plan;
  Actual or anticipated variations in our quarterly results of operations;
  A decline in the economy in the United States which is severe enough to impact our ability to collect our accounts receivable;
  Announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, joint ventures or capital commitments;
  Adverse regulatory actions; or
  Changes in market valuations of similar companies.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has been initiated. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

The illiquid nature of our stock could have a material impact upon its price.

Our stock is highly illiquid&emdash;at the time of this Offering, no public market exists for the shares of our stock. This lack of liquidity could depress the price of our stock. Our management intends to list our shares on the OTCQB marketplace following the conclusion of this Offering, but it is possible that the listing of our stock could be delayed or that no public market develops once listed.

Furthermore, it is not likely that securities analysts of major brokerage firms will provide research coverage for our stock in the foreseeable future. The absence of such coverage may limit the market for our stock. It may also make it more difficult for us to attract new investors at times when we acquire additional capital.

Because we intend to retain earnings for reinvestment in our Company, it is unlikely we will issue dividends in the foreseeable future.

We do not intend to pay any dividends in the foreseeable future, as we intend to retain any earnings for development and expansion of our business operations. As a result, you may not receive any dividends on your investment for an indefinite period of time.

As a public benefit corporation, our obligations to stockholders, and stockholders’ rights with respect to the Company, are slightly different from traditional corporations.

Fifteen Five Partners PBC is a public benefit corporation (“PBC”). Under Delaware law, where we are incorporated, a PBC has a legal obligation to promote a public benefit and operate in a responsible and sustainable manner. Our specific public benefit, as defined in our Company’s charter, is the contribution of 10 percent of our net income to the formation, financing, support or promotion of other public benefit corporations that have been selected by our Board of Directors and focus on improving “Level 1” and “Level 2” needs described by Maslow’s hierarchy of needs. Delaware PBCs must provide their stockholders with a report on the company’s promotion of its specific public benefit and the interests of affected stakeholders at least once every two years. Because of this, a maximum of 90 percent of our net income may be reinvested in the Company or distributed to stockholders as dividends, whereas a traditional corporation could reinvest or distribute 100 percent of its net income.

Directors of Delaware PBCs have a fiduciary duty to consider not only the stockholders’ interests, but also the company’s specific public benefit and the interests of other stakeholders affected by the company’s actions. Under Delaware law, directors are shielded from liability for breach of these obligations if they make informed and disinterested decisions that serve a rational purpose. Thus, unlike traditional corporations which must focus exclusively on shareholder value, our directors are not merely permitted, but obligated, to consider our specific public benefit and the interests of other stakeholders. In the event of a conflict between the interests of our stockholders and the interests of our specific public benefit or our other stakeholders, our directors must only make informed and disinterested decisions that serve a rational purpose; thus, there is no guarantee such a conflict would be resolved in favor of the stockholders.

Stockholders of a Delaware PBC (if they, individually or collectively, own at least two percent of the company’s outstanding shares) can file a derivative lawsuit claiming the directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations.

Delaware PBCs are required to publicly disclose a report, at least biennially, on their overall public benefit performance and on their assessment of success in achieving their specific public benefits. If we are not timely or are unable to provide this report, or if the report is not viewed favorably by our stakeholders, our reputation and status may be harmed.

PBCs have only been recently authorized by states. There have been relatively few court cases addressing management and operational issues of PBCs, and few PBCs have attempted to access the capital markets or list their securities on a national exchange or OTC marketplace. Traditional legal or corporate finance viewpoints may not be applicable to PBCs. Thus, there is a risk the Company or its managers could be ultimately found liable for some action or inaction despite best efforts to comply with applicable laws.

The Subscription Agreement designates the state and federal courts located in the State of Texas as the sole and exclusive forum for all actions and proceedings relating to the Subscription Agreement.

The Subscription Agreement requires investors to consent exclusively to the jurisdiction of any state or federal court of competent jurisdiction located within the State of Texas and agree to litigate all actions or proceedings relating to the Subscription Agreement in such courts. This exclusive forum provision may limit an investor’s ability to bring a claim in a judicial forum that it finds more convenient or more favorable for disputes with us, which may discourage such lawsuits against us. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in respect of, an action or proceeding relating to the Subscription Agreement, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Dilution

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants options to acquire its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When a company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares of the Company with the effective cash price paid by existing stockholders of the Company, assuming that the shares are sold at $1.00 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception.

	Year Issued	Issued Shares	Potential Shares	Total Issued & Potential Shares	Effective Price per Share at Issuance

Class F Common Stock (Founder)	2018	100	-	100	$1.12256
Class P Common Stock (Founder)	2018	500,000	-	500,000	$1.12256
Class P Common Stock (Equity Incentive Plan)	2018	64,000	-	64,000	$0.00100

Total Class A Common Stock equivalents		564,100	-	564,100	$0.99531
Investors in this offering, assuming $250,000 raised		250,000	-	250,000	$1.00000

Total after inclusion of this offering		814,100	-	814,100	$0.99675

The following table demonstrates the dilution that new investors will experience upon investment in the Company. This table uses the Company’s net tangible book value as of December 31, 2017, of $561,393, which is derived from the net equity of the Company determined by the Company’s audited financial statements for its most recently completed fiscal year (2017). The offering costs assumed in the following three calculations are: $20,000 fixed costs and 2 percent of gross offering proceeds. The table presents three scenarios: a $50,000 raise from this offering, a $150,000 raise from this offering, and a fully subscribed $250,000 raise from this offering. As there are no options, warrants, or similar convertible instruments outstanding, and no authorized but unissued stock options, the following table only presents issued shares (Class A Common Stock, plus the assumption of conversion of all issue and outstanding shares of Class F Common Stock and Class P Common Stock).

On Issued and Outstanding Basis:	$50,000 Raise	$150,000 Raise	$250,000 Raise

Price per share	$1.00	$1.00	$1.00
Shares issued	50,000	150,000	250,000
Capital raised	$50,000	$150,000	$250,000
Less: Offering costs	$(21,000)	$(23,000)	$(25,000)
Net offering proceeds	$29,000	$127,000	$225,000
Net tangible book value pre-financing	$561,393	$561,393	$561,393
Net tangible book value post-financing	$590,393	$688,393	$786,393

Shares issued and outstanding pre-financing	564,100	564,100	564,100
Shares issued and outstanding post-financing	614,100	714,100	814,100

Net tangible book value per share pre-offering	$0.99520	$0.99520	$0.99520
Increase per share attributable to new investors	$(0.03381)	$(0.03120)	$(0.02924)
Net tangible book value per share post-offering	$0.96140	$0.96400	$0.96597
Dilution per share to new investors ($)	$0.03860	$0.03600	$0.03403
Dilution per share to new investors (%)	3.86%	3.60%	3.40%

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in the Company could be diluted due to the Company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the Company’s employees or marketing partners. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the Company may go up. You will own a smaller piece of a larger company. This increase in the number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible notes, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the Company offers dividends, and most early-stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

  In December 2018, Adam invests $10,000 for shares that represent 1% of a company valued at $1 million.
  In July 2019, the company is doing very well and sells $1 million in shares to venture capitalists on a valuation (before the new investment) of $5 million. Adam now owns only 0.8% of the company but his stake is worth $40,000.

  In June 2019, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $3 million (the “down round”). Adam now owns only 0.6% of the company and his stake is worth only $24,000.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

Plan of Distribution

The Company is offering up to 250,000 shares of Class A Common Stock, as described in this Offering Circular, to be sold on a “best efforts” basis. The Company has not engaged any underwriter, broker or dealer in connection with this Offering and has not arranged for any person to receive a discount, a commission or warrants or other preferences in connection with the sale of the securities described in this Offering Circular.

Selling Stockholders

No securities are being sold for the account of any existing stockholders. All net proceeds of this offering will be paid to the Company.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission, the Company will accept tenders of funds to purchase the Class A Common Stock. The minimum investment in this offering is $100, or 100 shares of Class A Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire or ACH; checks will not be accepted. Funds will not be returned to investors if we do not sell all of the securities offered hereunder.

In order to invest you will be required to agree to the terms of the Offering and a Subscription Agreement (copies of which have been filed as an Exhibit to the Offering Statement of which this Offering Circular is part). The Subscription Agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

In the event that it takes some time for the Company to raise funds in this offering, we will rely on cash on hand ($1,213,932 as of December 31, 2017) and operating income ($616,690 for the fiscal year ended December 31, 2017).

USE OF PROCEEDS

The net proceeds of a fully-subscribed offering to the issuer, after total offering expenses and commissions will be approximately $225,000. We plan to use these proceeds to finance investment, acquisition and expansion opportunities, primarily with respect to programming offered through our subsidiary Vandelay Education, LLC,7 as such opportunities are determined at the discretion of the Company.

If the offering size were to be less than $250,000, we will continue to use the offering proceeds in the same manner, but with the ability to realize fewer such opportunities for expansion.

Because the offering requires no minimum offering amount, we may close the offering without sufficient funds for all the intended purposes set out above.

We do not currently have plans to use proceeds from the offering to make payments to officers or directors, pay off any debt, or to acquire any major assets (other than in connection with the expansion of our programming, as described above).

We reserve the right to change the above use of proceeds without notice if our management believes it is in the best interests of the Company.

7 As described in “Risk Factors,” we are generally subject to state regulation in each state where we offer courses. Most states impose (among other obligations or restrictions) capital and liquidity requirements on for-profit education institutions like us, including maintenance of a minimum current ratio. For example, Texas, where the majority of our programming is offered, requires a minimum current ratio of 1.0. Several other states, where we have yet to offer programs, require a minimum current ratio of 1.25. Thus, to the extent deemed necessary by our management, a portion of the offering proceeds may be held as cash or other current assets in order to satisfy these current ratio minimums as we expand our programming in Texas and other states.

OUR BUSINESS

History and Structure

Our Company was originally founded in 2009 as Vandelay Education, Inc., in order to offer high-quality, affordable, and hands-on vocational training to aspiring dental assistants. Within a year, additional business developments had arisen that presented new opportunities for synergy with our vocational courses. In response, we formed Vandelay Education, LLC (“Vandelay”) as a wholly-owned subsidiary, to operate our vocational education business, while the Company itself was renamed Fifteen Five Corporation and became a holding company for wholly-owned subsidiaries like Vandelay and other joint ventures and strategic partnerships. In June 2018, we completed a corporate restructuring in order to move our domicile from Texas to Delaware and formally adopt a “public benefit corporation” designation.

As a public benefit corporation, the Company will invest 10 percent of its annual net income in other public benefit corporations.

Fifteen Five is now the parent Company of several wholly- and majority-owned subsidiaries (in each of which Fifteen Five has a controlling interest) that operate different lines of business. Fifteen Five also has substantial, but non-controlling, interests in a select number of other business enterprises. From time to time, Fifteen Five also enters into investment opportunities through the purchase of marketable securities and real estate investments.

The following are our current direct and indirect subsidiaries. Each entity is wholly-owned unless otherwise indicated. As of November 30, 2018, none of these entities represent a material portion of our revenue, net income, or assets.

  155 Labs LLC holds a 49-percent interest in Dental Maverick Summit LLC, which hosts an annual dental conference focused on practice management for dental offices.
  Benefit Snowball PBC (recently formed) invests in other public benefit corporations.
  Bluth Holdings LLC invests in and manages real estate, primarily multifamily residential properties. It also holds a 50-percent interest in Dental Capital Partners LLC and a minority interest in RedBeard Properties LLC, both of which also invest in multifamily residential properties.
  Bluth Materials LLC purchases medical scrubs and related supplies in bulk and resells them to Vandelay for use by students. In the future, Bluth Materials LLC may begin marketing and selling to 3rd-party customers.
  Dental Transition Group LLC is a joint venture providing business broker and consulting services to dentists. We currently hold a 50-percent interest in the venture, but are in negotiations to bring on an additional partner, which would reduce our interest to one-third. We anticipate financial results from this entity to be material by the end of the fiscal year.
  LP First Capital LLC (recently formed) will act as an independent sponsor for dental and other healthcare companies.

  Purple Pig Realty PBC is a real estate broker licensed in Texas.
  Wellness Medsuites Inc. (recently formed) will lease commercial office spaces and sublease them to physicians and other medical providers. We expect this business to be operational at up to five locations by the second quarter of 2019.

Principal Products & Services

Vandelay is the primary subsidiary of Fifteen Five (in the year ending December 31, 2017, substantially all of Fifteen Five’s revenue was earned by Vandelay). Motivated by the belief that dental assistant students needed an affordable, hands-on training that could lead to a career in dental assistance, our CEO Thomas Ince, himself a dentist by training, founded our Company to offer such training for aspiring dental assistants.

Traditionally, students wishing to become a dental assistant attend an institution accredited and approved for federal student loan funding pursuant to Title IV. Since a typical dental assistant training program charges between $15,000 and $20,000 in tuition, students graduate with substantial education loan debt (and, with standard loan terms dictating that interest begins to accrue immediately but repayment is deferred while the student is enrolled in a qualifying program, post-graduation debt often exceeds the original tuition amount).

Under the guidance of Thomas Ince, Vandelay developed an education program that provides aspiring dental assistants with the necessary education to be licensed and to practice as a dental assistant, but at a far lower cost of tuition than most other dental assistant training programs. In addition to meeting the minimum credentialing standards, Vandelay’s curriculum involves significant practical, hands-on training in order to better equip students with the skills needed to obtain an entry-level dental assistant job. Vandelay subsequently launched a medical assistant school based on the same training principles successfully used in its dental assisting schools.

Class Learning Format

We believe that vocational students learn best by hands-on experience. Thus, our dental assistant training programs attempt emulate the real-world environment of a dental practice as much as possible. For example, we contract with local dental practices to use their offices (after hours) as teaching venues. Most dental assistant training programs are 12 weeks in length, with 102 hours of classroom instructional time. The instructional time for most of these courses occurs on Saturdays, which allows students to enroll in one of our programs while maintaining outside employment. During each week of the program, students read and study assigned material, complete a series of online homework assignments, and attend an in-person, hands-on instructional course. These hands-on course review and incorporate the week’s material, thereby giving students an opportunity to practice the knowledge and techniques they recently studied. About halfway through the program, students are placed into an externship in a dental office, where they typically work 40 hours over the remainder of the program (in addition to classroom instructional time). These externships provide students with additional hands-on learning, accelerate their professional development, and serve as an important networking opportunity for students. We help prepare students to find employment and encourage dental offices to hire their student externs when possible.

Our medical assistant training programs are similar to our dental assistant programs, including our commitment to hands-on training. These programs are generally 24 weeks in length and instruction occurs in a medical facility (after hours). The course consists of 96 hours of lecture and lab time, plus an 80-hour clinical externship (concurrent with the classroom instruction) in a local medical office. Each program’s curriculum covers 12 subjects, each taught over a two-week period, including routine clinical and front-office procedures. Students are trained in cognitive, psychomotor, and affective behavior areas in preparation for the type of entry-level positions normally available in medical facilities, such as physicians’ offices, hospitals, urgent care facilities, and clinics. After successfully completing one of our programs, students are eligible to take a medical assistant certification exam and obtain national credentials as a medical assistant.

Locations

As of December 31, 2017, we are operating 54 schools across 12 states, with an additional 10 schools approved by state regulators but not yet launched.8 The following table indicates the number of approved and operational facilities in each state, separated by school type:

	Approved Training Programs			Operational Training Programs
State	Dental	Medical	Total	Dental	Medical	Total
Alabama	3	-	3	3	-	3
Arizona	2	-	2	2	-	2
Colorado	1	-	1	1	-	1
Florida	2	-	2	-	-	-
Georgia	2	-	2	2	-	2
Indiana	6	-	6	3	-	3
Kentucky	1	-	1	-	-	-
Louisiana	5	1	6	4	1	5
Nevada	3	1	4	2	1	3
North Carolina	1	-	1	1	-	1
Oklahoma	1	-	1	-	-	-
Texas	28	7	35	27	7	34
Total	55	9	65	45	9	54

Market

Our industry includes schools that offer vocational and technical training in a variety of technical subjects and trades, which usually leads to job-specific certification. Instruction may be provided in diverse settings, such as a company’s own training facilities, the workplace, the home or through distance-learning methods. The primary activities in this industry are barber colleges and beauty schools, flight training schools, apprenticeship training programs, commercial or graphic art schools, bartending schools, electronic equipment repair training schools, firefighter and medical technician training schools, health assistant training schools, real estate schools, computer programing boot camps and professional development programs.

8 Typically, we cannot market a program to prospective students until after receiving state regulatory approval for the school. Thus, these non-operational locations represent schools for which approval was only recently obtained. We are currently in the process of marketing these schools and scheduling class dates.

While large swaths of the economy have grown at a fast pace following the 2008 recession, the trade and technical schools industry has faltered in recent years. This is largely due to an improving job market, slow growth in federal funding and increased scrutiny from regulators. The industry typically experiences a spike in demand when unemployment is high, as many former workers return to school to enhance their job prospects. But with current low unemployment, demand for new job training has been tepid. However, despite lower demand overall, online enrollment growth has caused profit margins to remain relatively strong. Because of low marginal costs associated with higher online enrollment, further concentration of vocational training courses in online will likely continue to increase profit margins. Changing labor market requirements will continue to drive job-seekers to choose vocational courses over apprenticeships and on-the-job training. Furthermore, the increasing cost of four-year colleges has caused some people to seek alternative forms of education. While technical and trade schools still endure competition from community colleges industry and more stringent regulatory oversight, future prospects are positive. Downstream demand is expected to remain strong for workers in most trades, while increasing requirements for employees to hold formal certification will aid industry growth. Demand for healthcare professions, spurred by an aging U.S. population, will also increase demand for medical technicians and nurse’s aides, bolstering revenue for training schools. Over the next five years, industry revenue is expected to increase at an annualized rate of 1.1%, to $10.8 billion.

Government Regulation

Medical and dental assistant training programs are subject to moderate levels of government regulation. Most critical to our ongoing business and future growth, each training program must be licensed by the state in which the program is offered. These state licensing standards require a vocational program to meet certain regulatory and statutory criteria, such as standards relating to the curriculum, facilities, finances, and faculty and staff of the program operator. In addition, states impose various occupational licensing standards on medical and dental assistants and their employers, such as education, experience and examination requirements (and heightened standards for individuals working in certain specialty areas, such as radiography or coronal polishing), which indirectly impose additional regulations that the Company must navigate.

Our dental assistant and medical assistant training programs are not accredited by an accrediting agency recognized by the U.S. Department of Education. Therefore, our students are not eligible for federal Title IV funding, which limits their tuition-financing options. However, as we do not have plans to pursue accreditation for our programs at this time, we are not obligated to comply with the rules of an accrediting agency.

Our primary regulators are state agencies that are charged with oversight of vocational certificate programs. (As we do not accept federal funding, including Title IV students loan funds, we are not subject to U.S. Department of Education authority.) Each state has its own unique agency to regulate these schools. The regulators in our primary markets are the Texas Workforce Commission (Career Schools and Colleges program), Indiana Department of Workforce Development (Office for Career and Technical Schools), Oklahoma Board of Private Vocational Schools, Louisiana Board of Regents, and Florida Commission for Independent Education. Generally speaking, these state regulators promulgate and enforce rules and regulations that mandate fair, quality educational programs.

Additionally, our dental assistant and medical assistant programs may be subject to the regulatory authority of a state’s board of dentistry or board of medicine. State boards of dentistry typically regulate programs that offer radiography and expanded functions training, which may require minimum program content requirements. Very few state boards of medicine regulate medical assistant training, but where they do, the boards typically require the medical assistant training programs to be accredited.

Competition

The for-profit trade and technical school industry is highly fragmented, with a large number of small schools that generally specialize in a specific single trade or small group of related trades. According to the United States Census Bureau, approximately 66.5% of companies in this industry have fewer than 10 employees. The low level of concentration is largely driven by the nature of education services, which limits economies of scale. IBISWorld estimates that the top four operators in this industry are expected to account for less than 5% of total industry revenue in 2017. Further, many operators that once held a non-negligible market share have been actively divesting from for-profit trade and technical school activities. For example, as of October 2017, Education Management Corporation (EDMC), a publicly-traded operator of for-profit post-secondary educational institutions in the United States and Canada, had sold nearly all of its assets to the Dream Center Foundation, a faith-based community service provider based in Los Angeles.9

The level of industry concentration is unlikely to change significantly over the next five years. However, the increasing enrollment of students in online classes will ultimately slow the operators’ physical expansion. As more students opt to take classes on the internet, we expect the need for classrooms will diminish overall. Nevertheless, we do not think the need for campuses will disappear completely, as certain trades still require hands-on training.

Intellectual Property

The Company, through its subsidiaries, has registered three trademarks (all wordmarks) with the United States Patent & Trademark Office: “VandelayEducation,” “DocDeals” and “PoopKing.”

Research and Development

The Company has not incurred any material research and development expenses during either of the fiscal years ended December 31, 2016, and December 31, 2017.

Employees

As of December 31, 2017, we employed a total of 40 full-time employees, working primarily out of our corporate headquarters in Leander, Texas. We also employed an additional 216 individuals on a part-time basis throughout the country.

9 Since this move will result in reclassifying numerous educational institutions as not-for-profit community centers, EDMC is no longer considered active in the Trade and Technical Schools industry.

Litigation and Bankruptcy

The Company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

The Company is not currently, nor has it been previously, engaged in any bankruptcy, receivership or similar proceedings in any jurisdiction.

Reorganization

As described in the “History and Structure” section of “Our Business,” in June 2018 we completed a corporate restructuring in order to move our domicile from Texas to Delaware and adopt a “public benefit corporation” designation. This reorganization was completed by means of a tax-free “stock-for-stock” reorganization, pursuant to which (i) a newly-incorporated entity, Fifteen Five Partners PBC, acquired all outstanding stock of Fifteen Five Corporation and (ii) the stockholders of Fifteen Five Corporation were issued stock in the newly-formed Fifteen Five Partners PBC. With the exception of our commitment to invest 10% of our annual net income in other public benefit companies, this transaction will not cause any operational changes to our business.

OUR PROPERTY

Our corporate headquarters are located in two suites in a commercial office facility in Leander, Texas, consisting of approximately 4,610 square feet of office space under a lease that expires in December 2018. This facility accommodates our home office operations. Our existing facility may not be suitable or adequate for future growth.

In September 2017, we purchased 1.329 acres of land in Cedar Park, Texas. We plan to develop this property in two phases. Phase I consists of a 6,588 square-foot office facility, construction of which commenced in June 2018 and is scheduled to be completed by December 2018. We tentatively expect to begin construction of Phase II, a 18,583 square-foot addition to the Phase I facility, in 2021. In December 2017, the City of Cedar Park approved an Economic Development Performance Agreement, which provides performance-based financial incentives for businesses developing certain real estate in the city. In order to qualify for this incentive, we must meet certain milestones including, employment targets, in addition to completing the build-out described above. The total value of these incentives to the Company is approximately $140,170 over 4 years.

In August 2018, we entered into a credit facility with Independent Bank, secured by this property, in order to fund its development. The principal amount of this loan is $2,572,139 and it matures in 2039.

We also own medical and dental equipment, as well as computer equipment, classroom equipment, and medical and dental equipment, which is used in our classrooms. The book value of this equipment as of the year ended December 31, 2017, is approximately $355,264, minus accumulated depreciation. This equipment is generally adequate to support our current operations, but items will need to be replaced as they reach the end of their useful lives. Expanding our program offerings may require acquisition of additional equipment.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Operating Results

Our total revenues for 2017 grew to $7,347,385, from $5,336,416 in 2016, an increase of 38%. This revenue growth was the result of two primary factors: (1) a greater number of vocational school locations and (2) improved utilization of existing and newly created school capacity. In other words, we opened more schools and the overall average class size for our schools increased.

Our Cost of Sales (“COS”) marginally decreased year over year, but declined as a percentage of revenue. Cost of Sales were $2,635,071 and 2,649,534 in 2017 and 2016, respectively. The largest driver of our COS is personnel costs for our instructional staff, which decreased to $1,195,357 in 2017 from $1,339,803 in 2016, a change of -10%. This reduction was achieved by through a student-recruitment strategy focused on filling excess capacity in existing and newly-opened schools. Filling excess capacity increases our student-to-instructor ratio (without sacrificing instructional quality), thereby decreasing our personnel costs as a percentage of revenue.

Our second largest COS driver is rent for classroom space. One of the unique and marketable characteristics of our schools is that in-person instruction usually occurs in actual medical or dental facilities. To access these spaces, and to reduce financial risks when we enter new geographic markets, we typically contract with these facilities (usually hospitals, family medical practices, and dental offices) on a revenue-sharing basis. Throughout 2017, we began to sign new contracts at a lower percentage of revenue and renegotiated existing contracts to lower rates. Thus, while rent expenses increased from $673,202 in 2016 to $829,590 in 2017, rent as a percentage of revenue decreased from 12.6% in 2016 to 11.3% in 2017.

Supplies costs decreased to $412,469 in 2017, from $470,362 in 2016. These reductions were achieved primarily through greater internal controls in our ordering, inventory management and staff training.

Operating expenses for 2017 increased by 54% over 2016, from $2,652,003 to $4,090,220, due to continued growth and expansion. Our largest operating expense category were personnel costs, which increased by 87%, from $1,219,139 in 2016 to $2,283,056 in 2017. We have continued to hire to support our growth and expansion. We have also invested heavily in our school operations in order to sustain and improve the quality of service offered our students. Expenses associated with school operations increased from $124,910 in 2016 to $357,766 in FY 2017. Some of the efficiencies realized in our Cost of Sales noted above are the result of our additional investments in personnel and school operations.

General and administrative expenses for 2017 increased from $682,967 to $738,519, or 8.1%, largely because of additional software and subscriptions required to support our growth. In late 2016, we began investing heavily in new technology to help manage our databases and automate processes traditionally carried out by staff in an effort to become more efficient.

As a result of the above, our net income (before taxes) increased from $90,610 in 2016 to $616,690 in 2017, a 543% growth rate.

Liquidity and Capital Resources

As of December 31, 2017, the Company held $1,213,932 in cash and equivalents and $880,794 in other current assets, compared with $103,671 in accounts payable and $1,919,793 in other current liabilities. The Company is generating operating profits and does not currently require infusions of capital to continue existing business operations. During fiscal year 2017 we generated $1,070,755 in cash flow from operations, as compared to $159,573 in fiscal year 2016, a 571% increase. The Company plans to raise additional capital to strengthen our balance sheet, accelerate growth and leverage new opportunities.

In August 2018, the company paid approximately $280,000 in conjunction with the construction and financing of new office space (for more information, see “Our Property”).

Credit Facilities

On December 29, 2016, we entered into a debt facility with Independent Bank, which provided the Company with a line of credit up to $100,000. The loan was terminated and paid back in its entirety as of December 31, 2017.

On September 6, 2016 and December 5, 2016, the Company closed loans with Independent Bank of $116,000 and $186,000, respectively, secured by certain Company property. Both loans were paid down as of December 31, 2017.

On September 15, 2017, the Company closed a loan with Independent Bank for $647,962 in order to purchase certain real property, which served as security for the loan. On August 17, 2018, we closed an additional loan with Independent Bank, in the amount of $2,572,139, in order to develop this property. (For more information, see “Our Property.”) This loan must be repaid in equal monthly installments over the next 21 years and bears an interest rate of 5.95% for the first 10 years followed by an adjustable rate equal to the greater of 6.0% or the prime rate plus 0.5% percent. A portion of the proceeds of the 2018 loan were used to pay off the remaining balance of the 2017 loan.

Commitments

As discussed in “Our Property,” our corporate headquarters consist of two leased commercial office suites. Both leases will expire on December 31, 2018. We anticipate that construction of our new corporate headquarters will be completed by then, but if construction will be delayed, we will need to extend our current leases. Our current lease payments for these facilities are approximately $8,500 per month; this amount could increase if we are compelled to renegotiate a short-term extension.

The Company currently has no other material commitments for capital expenditures. See “Use of Proceeds” for additional information on our proposed future expenditures.

Trend Information

Our historic growth trends have been due to organic growth of reinvested earnings and operating cash flow. We have not raised outside or stockholder capital to fund our growth strategies. The outlook on future growth is strong, independent of the outcome of this Offering. In the first half of 2018, we have identified approximately 30 new school locations and are in the process of seeking approval from state regulators. We expect many of these locations to open in late 2018 or early 2019.

Our medical assistant program currently only represents approximately 13% of our total revenues. We hope to increase this ratio to 25 to 30% of revenues in 2019. We have seen the potential of this program through our existing schools and are currently investing in operational infrastructure to achieve much higher growth in this program.

While reinvestment of earnings into growth has been a primary use of cash for us, we have managed to improve profitability while still sustaining aggressive top-line growth. In the first quarter of 2018, our net profit had increased by approximately 70% (unaudited) from the first quarter of 2017.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets out the Company’s executive officers and directors. All executive officers work with the Company on a full-time basis10:

Name	Position	Age	Term of Office
Executive Officers
Thomas Ince	President, Chief Executive Officer and Treasurer	37	October 2009
Zachary Eckert	General Counsel	31	December 2016
Directors
Thomas Ince	Director	37	October 2009

Zachary Eckert
General Counsel
Zachary Eckert is the General Counsel of Fifteen Five Partners PBC. He joined Vandelay Education (one of our wholly-owned subsidiaries) as its general counsel in 2016 and later assumed the position of General Counsel for Fifteen Five. Prior to joining Fifteen Five, Zach attended law school at New England Law | Boston in Boston, Massachusetts from 2013 until graduating in 2016. Zach is responsible for the legal functions of the Company and its subsidiaries. He is admitted to practice law in Texas.

Thomas Ince
President, CEO & Treasurer; Director
Thomas Ince is the founder, President, CEO and Treasurer of Fifteen Five Partners PBC, as well as its sole Director. Thomas is also the CEO of Vandelay Education, LLC, a position he has held since its formation in 2010. Prior to founding Fifteen Five, Thomas started and sold numerous businesses. Thomas believes that it’s his job to allocate capital to maximize per share intrinsic value and also maximize the long-term impact on society.

10 Thomas Ince performs his work as the Company’s sole director as needed.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2017, the Company’s11 three highest-paid executive officers and directors were as follows:

Name	Capacities Receiving Compensation	Cash Compensation	Other Compensation	Total Compensation
Thomas Ince	Chief Executive Officer	$233,946	$732	$224,678
Kasey Van Daley	Chief Financial Officer	$124,031	$732	$124,763
Zachary Eckert	General Counsel	$51,000	$732	$51,732

(In addition, officers and directors are reimbursed for reasonable expenses incurred during the course of their performance.)

We compensate our directors (of which there is currently one) for attendance at meetings with one meal, often from Torchy’s Tacos or Chipotle.

Summary of 2018 Equity Incentive Plan

Our Board of Directors adopted, and our stockholders approved, a compensatory benefit plan in order to offer equity compensation awards to certain of our service providers. Awards may be granted in the form of restricted stock. Employees, consultants and directors are eligible to receive awards under the plan. Our Board of Directors serves as the administrator of the plan and has the power to determine the recipients, timing, types, terms and amounts of awards issued under the plan. A total of 64,000 shares of our Class P Common Stock (and no shares of Class A Common Stock or Class F Common Stock) have been reserved for issuance under the plan. The purchase price of each share of restricted stock issued pursuant to the plan is specified in a separate award agreement, but the price may not be less than par value. To date, all 64,000 shares of Class P Common Stock reserved under the plan have been issued to employees, though no awards have been granted to any executive officers or directors. The plan does not authorize stock options, and no stock options are currently outstanding.

11 The individuals listed in the table above served as executive officers of, and were paid compensation by, Fifteen Five Corporation, the predecessor corporation to Fifteen Five Partners PBC. For more information, see “Our Business.”

SECURITY OWNERSHIP OF MANAGEMENT

The table below shows, as of November 30, 2018, the security ownership of the Company’s sole director, executive officers owning 10 percent or more of the Company’s voting securities and other securityholders who own 10 percent or more of the Company’s voting securities:

Title of class	Name and address of beneficial owner	Amount and nature of ownership	Amount and nature of ownership acquirable	Percent of class
Class A Common Stock	Thomas Ince 901 Crystal Falls Pkwy #207 Leander TX, 78641	-	500,100 shares (available from conversion of Class F and Class P Common Stock held directly)	100.00%
Class F Common Stock	Thomas Ince 901 Crystal Falls Pkwy #207 Leander TX, 78641	100 shares (held directly)	-	100.00%
Class P Common Stock	Thomas Ince 901 Crystal Falls Pkwy #207 Leander TX, 78641	500,000 shares (held directly)	-	88.65%

The final column (Percent of class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

Related Party Loans Payable & Receivable

The Company has borrowed from and loaned funds to Thomas Ince throughout the life of the business. As of the years ending December 31, 2016 and 2017, the Company’s balance of these accounts and notes receivable were $61,625 and $61,373, respectively. As of July 31, 2018, these loans were repaid in full.

Executive Officer Stock Issuance

As discussed in “Our Business,” in June 2018, the Company completed a corporate restructuring by means of a tax-free “stock-for-stock” reorganization, pursuant to which Fifteen Five Partners PBC issued shares of its Class F Common Stock and Class P Common Stock in exchange for all shares of Common Stock of Fifteen Five Corporation then outstanding. As the sole stockholder of Fifteen Five Corporation, Thomas Ince was issued 100 shares of our Class F Common Stock and 500,000 shares of our Class P Common Stock in exchange for 1,000,000 shares of Fifteen Five Corporation Common Stock. Our Board of Directors determined that the fair market value of this stock was $561,393, based on the book value of the stock as determined by the Company’s most recently completed independent audit.

SECURITIES BEING OFFERED

General

The Company is offering Class A Common Stock to investors in this offering. As such, we are qualifying up to 250,000 shares of Class A Common Stock under this Offering Statement, of which this Offering Circular is part.

Investors who purchase shares of the Company’s Class A Common Stock will become subject to our Subscription Agreement. Additional information on the Subscription Agreement is provided below the discussion of our classes of capital stock.

The following description summarizes important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of the Company’s capital stock, you should refer to our Certificate of Incorporation and Bylaws, and applicable provisions of the Delaware General Corporation Law.

Our authorized capital stock consists of 3,378,200 shares of Common Stock, $0.0001 par value per share, of which 2,314,100 of those shares are designated as Class A Common Stock, 100 are designated as Class F Common Stock, and 1,064,000 are designated as Class P Common Stock.

Immediately prior to the qualification of this Offering Statement by the Securities and Exchange Commission, our outstanding capital stock included 100 shares of Class F Common Stock and 564,000 shares of Class P Common Stock.

Common Stock

The Company has authorized the issuance of three classes of Common Stock. The classes are designated Class A Common Stock, Class F Common Stock, and Class P Common Stock. Each class contains substantially similar rights, preferences, and privileges, except with respect to voting rights.

Dividends

Holders of all classes of Common Stock are entitled to receive dividends, as may be declared from time to time by our Board of Directors out of legally available funds. The Company does not currently have plans to pay any cash dividends after this offering or in the foreseeable future.

Voting

Each holder of Class A Common Stock or Class P Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Each holder of Class F Common Stock is entitled to 10,000,000 votes for each share on all matters submitted to a vote of the stockholders, including the election of directors.

Liquidation

In the event of the Company’s liquidation, dissolution, or winding up, holders of its Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities.

Conversion

Each share of Class F Common Stock and Class P Common Stock will be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder, into one (1) fully paid and nonassessable share of Class A Common Stock. Holders of the Company’s Class A Common Stock have no conversion rights.

Other Rights and Preferences

Holders of the Company’s Common Stock have no preemptive or other rights or preference, other than those described above. There are no redemptive or sinking fund provisions applicable to the Company’s Common Stock.

Capital Contributions

Stockholders are not required to make additional capital contributions to the Company.

Board of Directors

Our Board of Directors consists of a single class of directors, elected at each annual stockholder meeting to serve until the next annual stockholder meeting (unless a director’s earlier death, resignation or removal). Cumulative voting in director elections is only permitted if, at the time of the election, the Company is subject to Section 2115(b) of the California General Corporation Law, the name(s) of any candidate(s) receiving cumulative votes have been placed in nomination prior to the vote, and a stockholder has given notice at the meeting, prior to the voting, that such stockholder intends to cumulatively vote.

Transfer Restrictions

Under the Subscription Agreement, investors may not transfer securities when doing so would be in violation of the Securities Act and are subject to certain “market stand-off” transfer restrictions.

Major Stockholders

There are no provisions granting special rights to, or discriminating against, any existing or prospective holder of Common Stock as a result of such stockholder owning a substantial number of shares of Common Stock.

Modification of Rights

Holders of Common Stock vote together as a single class on matters submitted to a vote of the stockholders. Because holders of Class F Common Stock are collectively entitled to more votes than holders of Class A Common Stock, any rights of the holders of Class A Common Stock could be modified by a vote of less than a majority of the shares of Class A Common Stock.

Subscription Agreement

As noted above, investors in this offering will be required to agree to our Subscription Agreement. The following summary identifies the material terms of that agreement and is qualified in its entirety by the Subscription Agreement itself, which is provided as an exhibit to this Offering Statement of which this Offering Circular is part.

Restrictions on Transfer

Under the Subscription Agreement, investors may not transfer securities when doing so would be in violation of the Securities Act and are subject to certain “market stand-off” restrictions on transfer.

Dispute Resolution

The terms of the Subscription Agreement are to be governed under Delaware law and any controversy or claim arising as a result of the agreement must be submitted to the state or federal courts located in the State of Texas.

FINANCIAL STATEMENTS

Fifteen Five Corporation

Consolidated Financial Statements
With Report of Independent Registered Public Accounting Firm Thereon

December 31, 2017 and 2016

FS-i

Fifteen Five Corporation
December 31, 2017 and 2016

FS-ii

PMB Helin Donovan, LLP P.O. Box 202260 Austin, TX 78720 512.258.9670

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholder
Fifteen Five Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fifteen Five Corporation (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of income, stockholder’s equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations, changes in stockholder’s equity, and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Additional Disclosures

As discussed in Note 13 to the financial statements, the Company has decided to disclose earnings per share as of and for the years ended December 31, 2017 and 2016. As a result of the additional disclosure, Note 14 was added in order to disclose subsequent events since the report date of April 10, 2018. The financial statements have been restated to reflect these additional disclosures.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness if the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risk of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s Auditors since 2015.

PMB HELIN DONOVAN, LLP
/s/ PMB Helin Donovan, LLP
April 10, 2018, except Note 13 and 14, as to which the date is September 27, 2018
Austin, Texas

Fifteen Five Corporation
Consolidated Balance Sheets
December 31, 2017 and 2016

	2017	2016

Assets
Current Assets:
Cash and cash equivalents	$1,213,932	$207,277
Investments in marketable securities	-	177,329
Land and property held for sale	-	476,585
Student receivables, net	660,530	278,021
Accounts and notes receivable, related party	61,373	61,625
Other assets	158,891	50,266
Total current assets	2,094,726	1,251,103

Investment in unconsolidated entities	74,315	62,315
Property and equipment, net	1,111,235	181,116
Total assets	$3,280,276	$1,494,534

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$103,671	$151,480
Accrued expenses	155,094	92,652
Income taxes payable	206,520	21,117
Deferred student revenue	1,065,909	370,069
Student prepaid tuition	492,270	253,427
Line of credit	-	100,000
Current portion of long term debt	61,254	265,031
Total current liabilities	2,084,718	1,253,776

Long term debt, less current portion	586,672	-
Deferred tax liability	47,493	57,536
Total liabilities	2,718,883	1,311,312

Stockholder’s equity
Common stock, $.001 par value, 1,000,000 shares authorized, 1,000,000 shares issued and outstanding	1,000	1,000
Additional paid in capital	62,949	62,949
Retained earnings	497,444	119,273
Total stockholder’s equity	561,393	183,222
Total liabilities and stockholder’s equity	$3,280,276	$1,494,534

See accompanying notes to the consolidated financial statements

Fifteen Five Corporation
Consolidated Statements of Income
For the Years Ended December 31, 2017 and 2016

	2017	2016

Revenues
Education	$7,311,331	$5,308,221
Marketing	18,047	-
Commissions	18,007	11,213
Scrub sales	-	16,982
Total revenues	7,347,385	5,336,416

Cost of sales
Personnel costs	1,195,356	1,339,803
School rents	829,590	673,202
Supplies	412,469	470,362
Other	197,654	167,525
Total cost of sales	2,635,069	2,650,892

Gross profit	4,712,316	2,685,524

Operating expenses
Personnel costs	2,283,057	1,219,139
School operations	357,769	124,910
Advertising	631,462	574,372
Depreciation	79,413	50,615
General and administrative	738,519	682,967
Total operating expenses	4,090,220	2,652,003

Other Income (Expense)
Other income (expense), net	(20,278)	37,459
Interest expense	14,872	19,630
Total other income (expense)	(5,406)	57,089

Income before income tax expense	616,690	90,610

Income tax expense	198,519	44,131

Net income	$418,171	$46,479

Earnings per share: Based and diluted	$0.42	$0.05

Weighted average shares outstanding	1,000,000	1,000,000

See accompanying notes to the consolidated financial statements

Fifteen Five Corporation
Consolidated Statements of Stockholder’s Equity
For the Years Ended December 31, 2017 and 2016

	Common Stock
	Shares	Amount	Additional Paid in Capital	Retained Earnings	Total

Balance at January 1, 2016	1,000,000	$1,000	$62,949	$164,591	$228,540

Dividends paid	-	-	-	(91,797)	(91,797)
Net income	-	-	-	46,479	46,479
Balance at December 31, 2016	1,000,000	$1,000	$62,949	$119,273	$183,222

Dividends paid	-	-	-	(40,000)	(40,000)
Net income	-	-	-	418,171	418,171
Balance at December 31, 2017	1,000,000	$1,000	$62,949	$497,444	$561,393

See accompanying notes to the consolidated financial statements

Fifteen Five Corporation
Consolidated Statements of Cash Flows
December 31, 2017 and 2016

	2017	2016

Cash flows from operating activities:
Net Income	$418,171	$46,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	79,413	50,615
Provision for deferred income taxes	(10,043)	33,987
Gain from the sale of marketable securities	(25,016)	(31,696)
Gain from the sale of property held for sale	(35,587)	-
Changes in operating assets and liabilities:
Student receivables	(382,509)	(110,736)
Accounts and notes receivable, related party	252	(58,757)
Other assets	(108,625)	(157)
Accounts payable	(47,809)	112,076
Accrued expenses	62,442	(15,164)
Income taxes payable	185,403	(91,978)
Deferred student revenue	695,840	206,501
Student prepaid tuition	238,843	18,403
Net cash provided by operating activities	1,070,775	159,573
Cash flows from investing activities:
Purchase of property held for sale	-	(311,789)
Improvements to property held for sale	-	(49,259)
Proceeds from the sale of property held for sale	512,172	-
Purchases of investments in unconsolidated entities	(12,000)	(62,315)
Purchases of investments in marketable securities	-	(145,633)
Proceeds from the sale of marketable securities	202,345	-
Purchases of property and equipment	(1,009,532)	(88,374)
Net cash used in investing activities	(307,015)	(657,370)
Cash flows from financing activities:
Proceeds from (repayments on) line of credit, net	(100,000)	100,000
Proceeds from the issuance of long term debt	656,250	265,031
Repayments on long term debt	(273,355)	-
Dividends paid	(40,000)	(91,797)
Net cash provided by financing activities	242,895	273,234
Net increase (decrease) in cash and cash equivalents	1,006,655	(224,563)
Cash and cash equivalents at beginning of year	207,277	431,840
Cash and cash equivalents at end of year	$1,213,932	$207,277

Supplemental disclosure of cash flow information:
Cash paid for interest	$14,872	$19,630
Cash paid for income taxes	$106,588	$111,519

See accompanying notes to the consolidated financial statements

Fifteen Five Corporation
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016

Note 1 – Description of Business

Fifteen Five Corporation (the “Company”) was incorporated as a Texas Corporation in October 2009. The Company is the sole owner and member of the following entities:

  Vandelay Education, LLC (“Vandelay”), a Texas limited liability company, which was formed on December 3, 2010 in the state of Texas.
  155 Labs, LLC (“155 Labs”), a Texas limited liability company, which was formed on December 16, 2012 in the state of Texas.
  Bluth Holdings, LLC (“Bluth Holdings”), a Texas limited liability company, which was formed on April 16, 2015 in the state of Texas.
  Dental Leverage, LLC (“Dental Leverage”), a Texas limited liability company, which was formed on October 19, 2015 in the state of Texas.
  Bluth Materials, LLC (“Bluth Materials”), a Texas limited liability company, which was formed on April 20, 2016 in the state of Texas.
  Grover Dental Supply, LLC (“Grover Dental Supply”), a Texas limited liability company, which was formed on May 31, 2016 in the state of Texas.

Vandelay is a vocational school offering high quality, low cost dental and medical assisting education programs to students. Vandelay partners with dentists and physicians nationwide to provide hands-on training after hours in actual physician offices. This unique approach to the curriculum gives students insight into what their future place of employment might look like, and physicians the chance to recruit the finest students out of each class as their next employees.

The Company has also entered into other businesses which supplement the main mission of Vandelay which includes providing supplies and services to Vandelay. From time to time, the Company also enters into investment opportunities through the purchase of marketable securities and real estate investments.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements are presented on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America, whereby revenues are recognized in the period earned and expenses when incurred.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries in which the company has a controlling financial interest. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity (“VIE”).

Voting interest entities are entities that have sufficient equity investment and provide the equity investors voting rights that give them the power to make significant decisions related to the entity’s operations. The typical condition for a controlling financial interest in a voting interest entity is ownership of a majority voting interest. Accordingly, the Company consolidates its majority-owned subsidiaries in which it holds more than 50% of the voting rights and where control is exercised through contract and financial support.

Fifteen Five Corporation
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016

VIEs are entities that lack one or more of the characteristics of a voting interest entity. Either the entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties or the equity investors do not have the characteristics of a controlling financial interest. The entity that has a controlling financial interest in a VIE is referred to as the primary beneficiary and is required to consolidate the VIE. The Company’s majority-owned subsidiaries are not considered VIEs.

The ownership interest of the minority owner is called a noncontrolling interest.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates that impact the financial statements include adequacy of the allowance for doubtful accounts, fair value of financial instruments and useful lives of fixed assets for the purpose of determining depreciation. Actual results could differ from those estimates.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less at the time of purchase are considered cash equivalents.

Investments in Marketable Securities

The Company’s marketable equity securities have been categorized as trading and stated at their fair value. All marketable equity securities are available for current operations and are classified as current assets in the balance sheets. Securities are carried at fair value with unrealized gains and losses reported in other income.

In general, fair values of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon third party models that primarily use observable market-based parameters as inputs. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value.

Held for Sale Investments

Investments in real estate are initially recorded at cost. Additions and improvements are capitalized. Asset and accumulated depreciation accounts are relieved for dispositions with resulting gains and losses reflected in the consolidated statements of income. The costs of normal repairs and maintenance is charged to expense as incurred. Building and leasehold improvements are depreciated using the straight-line method over the estimated useful lives ranging from five to forty years.

At each balance sheet date, the Company evaluates the carrying amount of its long-lived assets. In the event that facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability is performed. If an evaluation of impairment is required, the estimated future undiscounted cash flows associated with an asset would be compared to the asset’s carrying amount to determine if a write-down to fair value is required. The Company has recorded no impairment reserve against land and property held for sale at December 31, 2016.

Investments in unconsolidated entities

The Company’s investment in unconsolidated entities, in which its ownership interests are less than 50% and where it does not maintain significant influence over operating and financial policies, are accounted for using the equity method. The income or loss associated with such investments is included in equity earnings of unconsolidated entities in the accompanying consolidated statements of income.

Fifteen Five Corporation
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016

Concentrations

Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash and cash equivalents, investments in marketable securities, student receivables, accounts and notes receivable – related party, land and property held for sale, and investments in unconsolidated entities. Cash and cash equivalents are held by high credit quality financial institutions and approximately $910,000 and $196,000 exceeded the maximum federal deposit insurance corporation limits at December 31, 2017 and 2016, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

The Company typically offers credit to its students. Terms are primarily established through agreements upon enrollment. The Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on its history of past write-offs and collections and current credit conditions. The Company charges uncollectible accounts to bad debt expense in the period as they are first deemed uncollectible. Management has recorded an allowance for doubtful accounts of $16,257 and $30,386 at December 31, 2017 and 2016, respectively. An account receivable is considered to be past due if any portion of the receivable balance is outstanding beyond its scheduled due date.

Revenue Recognition

The Company recognizes revenue for registration and for books and uniforms during the month of registration, as those services and items are generally considered non-refundable to students. Tuition fees are recognized on a “completion of program” basis. Classes generally are three-month programs. Invoices for tuition are recorded initially as deferred revenue and then recognized incrementally at the end of each month of completed class time. As of December 31, 2017 and 2016, the Company had recorded $1,065,909 and $370,069 in deferred tuition revenue as a current liability on the balance sheets, respectively.

In certain instances, fees are received before classes begin and the Company records those fees as student prepaid tuition. At December 31, 2017 and 2016, the Company has recorded $492,270 and $253,427 in student prepaid tuition as a current liability on the balance sheet.

Revenues from property sales are recognized when the risks and rewards of ownership are transferred to the buyer, the consideration received can be reasonably determined and the Company has completed its performance obligations.

Real estate rental revenue is recognized on a straight-line basis over the term of the lease. Amounts paid by the Company for sales commissions and lease incentives are initially capitalized and then amortized against rental income over the term of the lease.

Revenues for management and other services are recognized when the services are provided and collectability is probable.

Interest income is recognized when earned and is considered probable of collection. Dividends are recorded on the ex-dividend date. Realized gains and losses on sales of investments are recognized in net income on the specific identification basis.

Gain from sales of long-term investments are recognized when pervasive evidence of a sales arrangement exists, delivery of the contracts has occurred, the sales price is fixed and determinable, and collectability is probable.

Fifteen Five Corporation
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016

Property and Equipment

Property and equipment are initially stated at cost. Depreciation is calculated on furniture and equipment using the straight-line method over the estimated useful lives of the Company’s assets. Estimated useful lives for furniture and equipment range from 3 to 5 years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

Maintenance and repairs of property and equipment are charged to operations in the period incurred. Upon retirement, sale, or other disposition of property and equipment the costs and accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in operations.

Long-lived Asset Impairment

Long-lived assets, including property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized to the extent the carrying amount of the asset exceeds its fair value. Fixed assets held for sale, if any, are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value, less disposal costs. At December 31, 2016, there were no circumstances that indicated the need to adjust the carrying value of property or equipment, nor did the Company have any fixed assets held for sale.

Advertising Costs

The Company expenses advertising costs as incurred. The Company incurred $631,462 and $574,372 in advertising costs during the years ended December 31, 2017 and 2016, respectively.

Fair Value of Financial Instruments

The fair value of the Company’s financial instruments reflects the amounts that the Company estimates to receive in connection with the sale of an asset or paid in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). The fair value hierarchy that prioritizes the use of inputs used in valuation techniques is as follows:

  Level 1 – quoted prices in active markets for identical assets and liabilities;
  Level 2 – observable inputs other than quoted prices in active markets, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data;
  Level 3 – unobservable inputs reflecting management’s assumption, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Following is a description of the valuation techniques applied to the Company’s major categories of assets and liabilities measured at fair value on a recurring basis.

Investments in equity securities are carried at estimated fair value and categorized as level 1 of the fair value hierarchy. Fair value has been measured by the Company’s investment custodian or by pricing services used by the investment custodian using the actual trading prices of these securities.

Land and property held for sale are recorded at the lower of cost or fair value. Fair value is determined based on estimated sales price, less cost of sales, less a discount for time value of money. At December 31, 2016, all land and property held for sale were carried at their cost basis.

Fifteen Five Corporation
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016

The carrying amounts of the Company’s other financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate the fair value due to their short maturities.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company regularly assesses uncertain tax positions in each of the tax jurisdictions in which it has operations and accounts for the related financial statement implications. Uncertain tax benefits are reported using the two-step approach under which tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained and the amount of the tax benefit recognized is equal to the largest tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement of the tax position. Determining the appropriate level of unrecognized tax benefits requires the Company to exercise judgment regarding the uncertain application of tax law. The amount of unrecognized tax benefits is adjusted when information becomes available or when an event occurs indicating a change is appropriate. Future changes in unrecognized tax benefits requirements could have a material impact on the results of operations.

The Company files U.S. federal and U.S. state tax returns. The Company is generally no longer subject to tax examinations relating to federal and state tax returns for years prior to 2014.

Reclassifications

Certain amounts on the statements of income have been reclassified from the prior year presentation to conform to the current year presentation. These amounts do not impact the net income year over year.

Management Review

Management of the Company has evaluated subsequent events through April 10, 2018, the date the consolidated financial statements were available to be issued.

Recent Accounting Pronouncements

In May 2014, the FASB issued guidance in ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes most current revenue recognition guidance and outlines a single comprehensive model for entities to use in accounting for revenue. In August 2015, the FASB issued ASU 2015-14 delaying the effective date for adoption. The update is now effective for interim and annual periods beginning after December 15, 2018. The guidance provides a five-step framework to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration it expects to be entitled to receive in exchange for those goods or services. The new guidance may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. Management has determined that the adoption of this standard will not have a material impact on the recognition service revenues or the Company’s financial position and results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This standard requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its statement of financial position. The standard also expands the required quantitative and qualitative disclosures surrounding leases. This standard is effective for annual periods beginning after December 15, 2019. Early adoption is permitted. This standard will be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest

Fifteen Five Corporation
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016

comparative period presented in the financial statements. Management is currently evaluating the effect of these provisions on the Company’s financial position and results of operations.

Note 3 – Investments in Marketable Securities

During the year ended December 31, 2017, the Company sold all their remaining investments held in equity securities recognizing a gain of $25,016. The amortized cost, gross unrealized gains and losses and estimated fair value of investments in equity securities at December 31, 2016 are as follows:

	2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Pacific Health Care Organization (PFHO)	$143,527	$31,764	$-	$175,291
Rocky Mountain Chocolate Factory (RMCF)	2,046	-	(8)	2,038
Totals	$145,573	$31,764	$(8)	$177,329

Note 4 – Land and Property Held for Sale

Land and property held for sale at December 31, 2017 and 2016 are as follows:

	2017	2016

Investment in real estate
Chaparral Round Mountain property	$-	$115,537
Bunche Road property	-	207,601
Valley Forest property	-	153,447
Investment in real estate, net	$-	$476,585

During the year ended December 31, 2017, the Company sold its real estate holding in Chaparral Round Mountain property for $161,349 recognizing a gain on the sale of $45,812. Furthermore, investment in Bunche Road Property was sold for $185,000 resulting in a loss of $22,601 and the sale of Valley Forest property for $165,823 resulted in a gain of $12,376. All gains and losses are reflected in other income (expense) in the statement of income.

Note 5 – Investment in Unconsolidated Entities

In 2016, Bluth Holdings entered into a joint venture agreement with Fliegenfischen Investments, LLC in which both entities contributed capital to form Dental Capital Partners, LLC, a limited liability company formed and domiciled in the State of Texas. Bluth Holdings contributed cash totaling $10,000, representing 50% of the total initial equity of Dental Capital Partners, LLC. Additional contributions totaling $40,100 were made during 2016. The Company received distributions of cash totaling $25,168 for the year ended December 31, 2016. Equity in losses and earnings was ($178) for the year ended December 31, 2016. Activity during the year ended December 31, 2017 was considered immaterial and no further contributions or distributions were made to this investment.

Fifteen Five Corporation
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016

In 2016, Bluth Holdings contributed cash totaling $70,000, representing 42.42% of the total initial equity of Redbeard Properties, LLC. Additional contributions totaling $55,871 were made during 2016. The Company received profit sharing distributions of cash totaling $88,488 for the year ended December 31, 2016. Equity in losses and earnings was $5,407 for the year ended December 31, 2016. Activity during the year ended December 31, 2017 was considered immaterial and no further contributions or distributions were made to this investment.

In 2017, Fifteen Five contributed $10,000 and $2,000 to acquire interests in DTG Brokers, LLC and Dental Maverick Summit, LLC to obtain 50% and 49% ownership of each entity, respectively. Activity during the year ended December 31, 2017 was considered immaterial.

The carrying value of the Company’s investment in unconsolidated entities at December 31, 2017 and 2016, were as follows:

	2017	2016

Dental Capital Partners, LLC (50%)	$24,932	$24,932
Redbeard Properties, LLC (42.42%)	37,383	37,383
DTG Brokers, LLC (50%)	10,000	-
Dental Maverick Summit, LLC (49%)	2,000	-
Total	$74,315	$62,315

Note 6 – Property and Equipment

As of December 31, 2017 and 2016, the Company’s property and equipment account balances were as follows:

	2017	2016

Land	$913,350	$-
Furniture and equipment	23,072	23,072
Computer equipment	89,708	69,383
Classroom equipment	24,822	6,274
Medical and dental equipment	240,734	194,795
Leasehold improvements	21,366	9,996
Accumulated depreciation	(201,817)	(122,404)

Total	$1,111,235	$181,116

Depreciation expense totaled $79,413 and $50,615 for the years ended December 31, 2017 and 2016, respectively.

Note 7 – Line of Credit

On December 29, 2016, the Company entered into a line of credit agreement with Independent Bank. Under the terms of the agreement, the Company can borrow up to a maximum of $100,000 that is collateralized by certain assets and property of the Company. Borrowings under this facility bear interest 6% per annum. The Company is obligated to pay interest monthly, and all principal and unpaid interest is due and payable on March 29, 2017. The line of credit was not renewed after March 29, 2017.

Fifteen Five Corporation
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016

Note 8 – Debt

	2017	2016

Promissory Note payable to Independent Bank bearing an interest rate of 4.75% per annum through conversion date (September 15, 2018) and thereafter at a rate of the current Wall Street Journal Prime + .50% with a floor of 4.75%, maturing in September 15, 2019; collateralized by certain property held by the Company.	$647,926	$-
Promissory Note payable to Independent Bank bearing an interest rate of 4.50% through conversion date (September 6, 2020) and thereafter at a rate of the lesser of the index rate plus 1% annually (not to fall below 4.50%) or the maximum lawful rate, maturing in September 2026; collateralized by certain property held by the Company.	-	115,031
Promissory Note payable to Independent Bank bearing an interest rate of 4.75% per annum, maturing in December 2017; collateralized by certain property held by the Company.	-	150,000
	647,926	265,031
Less: current portion	(61,254)	(265,031)
Long-term portion	$586,672	$-

Maturities of debt as of December 31, 2017 are as follows:

2018	$61,254
2019	586,672
$647,926

Note 9 – Fair Value of Financial Instruments

The following table summarizes the valuation of the Company’s major security types by the fair value hierarchy levels as of December 31, 2016. The Company did not hold financial instruments that are regularly measured at fair value as of December 31, 2017.

	Level 1	Level 2	Level 3	2016 Total

Assets
Investments in equity securities:
Pacific Health Care Organization	$175,291	$-	$-	$175,291
Rocky Mountain Chocolate Factory	2,038	-	-	2,038
Totals	$177,329	$-	$-	$177,329

Fifteen Five Corporation
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016

Note 10 – Commitments and Contingencies

Lease Commitments

The Company leases office space and equipment under certain non-cancelable operating leases. As of December 31, 2017, the Company’s minimum lease payments on non-cancellable operating leases totaled $64,680 for 2018, which is when the lease is expected to terminate. No other non-cancelable operating leases were in force at December 31, 2017.

Litigation

The Company from time to time may be involved in litigation relating to claims arising out of its ordinary course of business. Management believes that there are no claims or actions pending or threatened against the Company, the ultimate disposition of which would have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Risk Management

The Company maintains various forms of insurance that the Company’s management believes are adequate to reduce the exposure to these risks to an acceptable level.

Note 11 – Related Party Transactions

The Company occasionally borrows from and lends to related party entities. Amounts borrowed and lent are considered fully collectible and all related party receivables are expected to be received within the next fiscal year. As of December 31, 2017 and 2016, the Company had a related party accounts and notes receivable balance of $61,373 and $61,625, respectively. The $43,450 note receivable bears interest of 6% per annum and full payment was made in 2018. The remaining $17,923 in advances are expected to be collected within the next twelve months.

Note 12 – Income Taxes

The income tax expense is composed of the following for the years ended December 31, 2017 and 2016:

	2017	2016

Current:
Federal	$184,377	$10,144
State	24,185	-
Deferred:
Federal	(11,315)	33,987
State	1,272	-
Income tax expenses	$198,519	$44,131

Fifteen Five Corporation
Notes to the Consolidated Financial Statements
December 31, 2017 and 2016

Income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes at December 31, 2017 and 2016 are as follows:

	2017	2016

Deferred tax assets (liabilities):
Property and equipment	$(47,493)	$(45,786)
Unrealized (gain) loss	-	(11,750)
Total net deferred tax assets (liabilities)	(47,493)	(57,536)
Less valuation allowance	-	-
Net deferred tax assets (liabilities)	$(47,493)	$(57,536)

The Company’s provision for tax expense differs from the amount computed by applying the statutory federal income tax rate of 34% to income before taxes. These differences are due primarily to permanent items and state taxes. The effective tax rates were 33.5% in 2017 and 48.7% in 2016.

On December 22, 2017, the President signed into law the Tax Cuts and Jobs Act (H.R. 1) (the “Act”). The Act includes a number of changes in existing tax law impacting businesses including, among other things, a permanent reduction in the corporate income tax rate from 34% to 21%, which would take effect on January 1, 2018.

Note 13 – Earnings Per Share

Earnings per share is computed by dividing net income after taxes by the weighted-average number of common shares outstanding during the years ended December 31,2017 and 2016.

	2017	2016

Income from operations (after tax)	$418,171	$46,479

Weighted-average number of common shares outstanding	1,000,000	1,000,000

Net earnings per share from operations (after tax)	$0.42	$0.05

Note 14 – Subsequent Events

Management of the Company has evaluated subsequent events through September 27, 2018, the date the restated consolidated financial statements were available to be issued.

During May 2018, Benefit Snowball, PBC was created as a wholly owned subsidiary of Fifteen Five Corporation. Per the Bylaws, Benefit Snowball intends to retain and allocate 100% of the profits of the corporation to assist in the formation of new public benefit corporations, the investment into public benefit corporations, and the promotion of the concept of public benefit corporations.

During May 2018, Purple Pig PBC d.b.a Purple Pig Realty was created as a wholly owned subsidiary of Benefit Snowball. Per the Bylaws, Purple Pig intends to allocate capital and all net profits, after reserves for future growth are established, for the elimination of homelessness by non-paternalistic means.

In June 2018, a new company (Fifteen Five Partners PBC) was incorporated in Delaware as a “public benefit corporation.” The certificate of incorporation of Fifteen Five Partners PBC authorized three classes of common stock—Class A Common Stock, Class F Common Stock, and Class P Common Stock. (Each class has identical rights and preferences, except that Class F Common Stock entitles its holder to 10 million votes per share, while Class A and Class P Common Stock entitle their holders to one vote per share. Both Class F and Class P Common Stock are convertible to Class A Common Stock at the election of the holder.) Fifteen Five Partners PBC then issued 500,000 shares of Class P Common Stock and 100 shares of Class F Common Stock in exchange for all the then-outstanding shares of Fifteen Five Corporation.

After the reorganization and recapitalization aforementioned, Fifteen Five Partners PBC adopted an employee equity incentive plan and issued a total of 64,000 shares of its Class P Common Stock to certain employees pursuant to the plan.

During August 2018, Fifteen Five Corporation refinanced and then subsequently paid off the loan for land held at 1890 Ranch in Cedar Park, Texas. In conjunction with this, a construction loan for approximately $2.4M was entered into to fund the construction of a new building, which commenced in August 2018.

Dental Leverage, a Texas limited liability company, which was formed on October 19, 2015 in the state of Texas, was closed during 2018.

Index to Exhibits
Exhibit 2.1	Certificate of Incorporation

Exhibit 2.2	Bylaws

Exhibit 4	Form of Subscription Agreement

Exhibit 6.1	Independent Bank Promissory Note

Exhibit 6.2	2018 Equity Incentive Plan

Exhibit 11	Consent of Independent Auditor

Exhibit 12	Opinion as to Validity of Securities

Exhibits

Signatures

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leander, State of Texas, on December 10, 2018.

Fifteen Five Partners PBC
By: /s/ Thomas Ince
Name: Thomas Ince
Title: Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Thomas Ince
Thomas Ince, Chief Executive Officer, President, Director
Date: December 10, 2018

Signatures